Exhibit 99.2

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX ANNOUNCES ASSIGNMENT OF MARCH 27, 2012 PDUFA DATE FOR
PEGINESATIDE NEW DRUG APPLICATION

Palo Alto, Calif.,  August 11, 2011 — Affymax, Inc. (Nasdaq: AFFY) today announced that the U.S. Food and Drug Administration has assigned a Prescription Drug User Fee Act (PDUFA) action date of March 27, 2012 for the review of the investigational agent peginesatide (formerly known as Hematide™) New Drug Application (NDA).  The company had announced on July 27, 2011 that the FDA accepted the peginesatide NDA submission for review.

If approved, peginesatide will be the first once-monthly erythropoiesis stimulating agent (ESA) available for the treatment of anemia associated with CKD patients on dialysis in the United States.

Peginesatide is a synthetic, PEGylated peptidic compound that binds to and activates the erythropoietin receptor and thus acts as an ESA.  The NDA included data from two Phase 3 studies (EMERALD 1 and 2) that evaluated the efficacy and safety of peginesatide, dosed once every four weeks, compared to epoetin alfa or epoetin beta, dosed more frequently (according to the product labels) in maintaining hemoglobin (Hb) levels.  In the studies, over 1,600 CKD patients on dialysis who were receiving stable doses of epoetin were randomized to receive once-monthly peginesatide or continue treatment with epoetin. The EMERALD findings suggested that once-monthly peginesatide was comparable to epoetin in maintaining Hb levels in CKD patients on dialysis with anemia with a similar adverse event rate. The most common adverse events reported in the clinical studies were diarrhea, cough, dyspnea, nausea, and muscle spasm.  A similar frequency of serious adverse events was reported between the EMERALD treatment groups.

“To date, limited options exist for treating anemia in chronic kidney disease patients on dialysis,” said John Orwin, chief executive officer of Affymax. “The peginesatide New Drug Application represents an important step in the evaluation of this potential new treatment for the many dialysis patients impacted by this common condition.”

About Peginesatide

Affymax and Takeda Pharmaceutical North America are collaborating on the development of peginesatide and plan to co-commercialize the product if approved in the United States.  The product, upon approval, will be commercialized outside the United States by Takeda. The peginesatide Phase 3 clinical program was the largest to support the registration of an ESA for the treatment of anemia in CKD and the first to prospectively evaluate the cardiovascular safety of an ESA via an analysis of independently adjudicated cardiovascular events.

About Anemia in Chronic Kidney Disease

Anemia is a common complication in CKD, because the impaired kidneys are not able to produce enough erythropoietin, the hormone that promotes the production of oxygen-carrying red blood cells.(1)  Research has shown that anemia impacts the overall health and well being of CKD and dialysis patients and is associated with increased rates of hospitalization and mortality.(2)  In severe or prolonged cases of anemia, the lack of oxygen in the blood can cause serious and sometimes fatal damage to the heart and other organs.(3),(4)

ESAs, which stimulate red blood cell production, are commonly prescribed to treat anemia of CKD(3),(4)  According to the Centers for Medicare and Medicaid Services, more than 95 percent of patients on dialysis in the U.S. are currently receiving ESA treatment for anemia of CKD.(5)

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the continuation and success of Affymax’s collaboration with Takeda, milestones expected to be accomplished, timing, design and progress of the peginesatide development program and the timing and potential regulatory approval and commercialization of peginesatide. Affymax’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the approvability and  completeness of the New Drug Application (NDA) filing, risks relating to regulatory requirements and approvals, in particular the FDA’s interpretation and review of the data in the NDA including issues related to the subgroup analyses in non-dialysis, data quality and integrity particularly in non-inferiority designed trials, the continued safety and efficacy of peginesatide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, research and development efforts, industry and competitive environment, intellectual property rights and disputes and potential for costs, disruptions and consequences of litigation, financing requirements and ability to access capital and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Affymax undertakes no obligation to update any forward-looking statement in this press release.

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